EX-99.2(C)

AMENDMENT

TO

RULES AND REGULATIONS

OF

TIAA SEPARATE ACCOUNT VA-1

THIS AMENDMENT (the “Amendment”) TO THE RULES AND REGULATIONS OF TIAA SEPARATE ACCOUNT VA-1 (the “Separate Account”) is entered into as of the 2nd day of October, 2006.

WHEREAS, the Separate Account is governed by the Rules and Regulations, as amended, on July 25, 1994 (the “Rules and Regulations”); and

WHEREAS, Article XIII of the Rules and Regulations provides that the Rules and Regulations may be amended by a majority vote of the Management Committee unless such amendment should be effected in another manner to the extent required by the Investment Company Act or any other applicable law; and

WHEREAS, at a meeting duly called and held on the 19th of September, 2006, the Management Committee resolved to amend the Rules and Regulations as hereinafter set forth.

NOW, THEREFORE, the Management Committee hereby amends the Rules and Regulations as hereinafter set forth:

1. Section 4.04 of the Rules and Regulations is hereby amended as follows:

Section 4.04. Election of Managers by the Contractowners. The persons initially appointed to the Committee shall serve until an initial meeting at which the Company, as the sole person having a beneficial interest in the Separate Account at its inception, shall have the right to elect a Committee or until their successors are duly elected and qualified. Thereafter, except as otherwise provided by law or these Rules and Regulations, the Managers shall be elected at any meeting of Contractowners called for such purpose. At each meeting of Contractowners for the election of Managers, the Managers shall be elected by a majority of votes validly cast at such election. Any incumbent Manager in an uncontested election who fails to receive a majority of votes cast shall tender an irrevocable letter of resignation to the Management Committee and the Management Committee shall decide promptly whether to accept the resignation or to seat the incumbent Manager. In any contested election of Managers, the plurality of votes cast standard shall apply.

2. The Rules and Regulations shall in all other respects remain in full force and effect.

3. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned, being all of the Members of the Management Committee, have executed this Amendment to the Rules and Regulations of the Separate Account as of the day first above written.

/s/ Eugene Flood, Jr.	/s/ Howell E. Jackson	/s/ Nancy L. Jacob
Eugene Flood, Jr.	Howell E. Jackson	Nancy L. Jacob

/s/ Bridget A. Macaskill	/s/ James M. Poterba	/s/ Maceo K. Sloan
Bridget A. Macaskill	James M. Poterba	Maceo K. Sloan

/s/ Laura T. Starks	/s/ Forrest Berkley
Laura T. Starks	Forrest Berkley